Exhibit 5.1

Postbus 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 717 10 00 F +31 20 717 11 11	Amsterdam, 31 March 2015
AerCap Holdings N.V. Stationsplein 965 AerCap House 1117 CE Schiphol The Netherlands

Ladies and Gentlemen,

This opinion letter is rendered to you as an exhibit to the registration statement on Form F-3 to be filed by you with the U.S. Securities and Exchange Commission on or about 31 March 2015 (the “Registration Statement”).

We have acted as legal counsel  to AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands (“AerCap”) in connection with the filing of the Registration Statement relating to the resale by Amercian International Group, Inc. of up to 97,560,976 of AerCap’s ordinary shares in registered form with a nominal value of EUR 0.01, numbered 149,655,712 through 247,216,687 (“Ordinary Shares”).

This opinion letter is addressed to you. It may be relied upon only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in any document.

Except as set out herein, its contents may not be quoted, otherwise included, summarized or referred to in any means of publication or disclosed to any other party, except with our prior written consent. We hereby consent to the disclosure and filing of this opinion as Exhibit 5.1 to the Registration Statement hereby and further consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the United States Securities Act or the rules and regulations of the SEC.

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the following documents: (i) a photocopy of the deed of incorporation of AerCap, dated 10 July 2006; (ii) a photocopy of the current articles of association of AerCap dated 15 May 2014 (the “Articles of Association”); (iii) a resolution of the board of AerCap dated 31 March 2015 resolving the filing of the Registration Statement and a resolution of the board of AerCap dated 16 December 2013 resolving the issue of, among other things, the Ordinary Shares, as well as the minutes of the annual general meeting of shareholders of AerCap held on 18 May 2011 pursuant to which the board of AerCap has been authorized to resolve to issue, among other things, the Ordinary Shares and to exclude pre-emption rights relating thereto  (the “Resolutions”); (iv) a private deed of issue between AerCap, AIG Capital Corporation and American International Group, Inc and a private deed of transfer between the Company, AIG Capital Corporation and Amercian International Group, Inc., both dated 14 May 2014, (v) an online extract dated the date hereof from the commercial register relating to AerCap, it being noted that such extract does not contain conclusive evidence; (vi) a photocopy of the shareholders register of AerCap (latest entry with respect to Amercian International Group, Inc. dated 14 May 2014), it being noted that a shareholders register does not constitute conclusive evidence; and (vii) a certificate (the “Certificate”) dated the date hereof and signed by the Chief Executive Officer of AerCap stating that (A) AerCap has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets, or (vi) been converted (omgezet) into another legal form, either national or foreign,  (B) the Resolutions are in full force and effect, correctly reflect the resolutions stated in them and the factual statements made in the Resolutions are complete and correct, and that any conditions to which the Resolutions were subject have been properly fulfilled, (C) the shareholders register of AerCap correctly reflects all matters in relation to the Ordinary Shares, and (D) the Articles of Association are in full force and effect.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands  courts. We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law and our general terms and conditions. This opinion letter may only be relied upon, and our willingness to render this opinion letter to you is based, on the conditions that (i) that the legal relationship between you and NautaDutilh NV is governed by Netherlands law and (ii) all matters related to the legal relationship between you and NautaDutilh NV are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands, and (iii) no person other than NautaDutilh NV may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. Netherlands  legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same and the statements contained in the Certificate are true and correct on the date of this opinion letter.

Based upon and subject to the foregoing and subject to the qualification set forth in this opinion letter, we are of the opinion that:

1.	AerCap has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Netherlands law.

2.	The Ordinary Shares have been validly issued, fully paid and are non-assessable.

The opinion expressed under 2. is subject to the qualification that the term “non-assessable” as used herein means that the holder of a share will not by reason of being merely such a holder, be subject to assessment or calls by AerCap or its creditors for further payment on such share.

Yours faithfully,

/s/ NautaDutilh N.V.

NautaDutilh N.V.